Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-138323, 333-61572, 333-57742 and 333-65673) of Young Innovations, Inc. of our report dated March 15, 2012, relating to the consolidated financial statements and Schedule II – Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Young Innovations, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

March 15, 2012